Weyco Reports Third Quarter Sales and Earnings

MILWAUKEE, Nov. 1, 2011 /PRNewswire/ -- Weyco Group, Inc. (NASDAQ:WEYS) (the "Company") today announced financial results for the quarter ended September 30, 2011.

Net sales for the third quarter were $74.6 million, an increase of 31% from 2010 sales of $57.1 million. Operating earnings for the third quarter of 2011 were $6.7 million, compared to $4.5 million in 2010. Net earnings attributable to the Company were $4.4 million, compared to $3.4 million in 2010. Diluted earnings per share increased to $.40 per share in 2011 from $.30 per share in the third quarter of 2010. The improvement in 2011 sales and earnings was due to sales volumes increases across our North American wholesale and retail businesses, and as a result of the Company's March 2, 2011 acquisition of the Combs Company ("Bogs"), the owner of the BOGS and Rafters footwear brands. The financial results of Bogs are included in the Company's consolidated financial statements from the date of acquisition.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $56.6 million for the third quarter of 2011, compared with $41.4 million in 2010. Wholesale sales were $55.5 million in the third quarter of 2011, up from $41.1 million in 2010. Wholesale net sales for the third quarter of 2011 included Bogs' sales of $10.7 million. Wholesale net sales of Stacy Adams, Nunn Bush and Florsheim footwear were up 6%, 5% and 10% this quarter, respectively. Licensing revenues were $1.1 million in 2011 and $362,000 in 2010. Bogs' licensing revenues were $583,000 for the third quarter of 2011. Operating earnings for the segment increased approximately $1.7 million for the third quarter.

Net sales in the North American retail segment, which include sales from the Company's 30 Florsheim retail stores in the United States and its Internet business, were $5.8 million in the third quarter of 2011, compared with $5.2 million in 2010, an increase of 13%. Same store sales were up 22% for the quarter. There were six fewer domestic retail stores during the third quarter of 2011 compared to 2010. Operating earnings for the segment improved by approximately $622,000 for the quarter. This was the result of a higher sales volume and slightly lower selling and administrative expenses.

Other net sales, which include the wholesale and retail sales of Florsheim Australia and Florsheim Europe, were $12.2 million in the third quarter of 2011, compared to $10.6 million in 2010. The majority of other net sales are generated by Florsheim Australia. Florsheim Australia's net sales were up 18%. In local currency, net sales were flat. The increase in U.S. dollars was caused by the weaker U.S. dollar relative to the Australian dollar this year. Collectively, the operating earnings of the Company's other businesses in the third quarter of 2011 were relatively flat with last year.

"The third quarter marked the beginning of the main selling season for the Bogs brand, and consequently, as we expected, we are now experiencing accretion from our March acquisition," stated Tom Florsheim, Jr., Chairman and CEO of Weyco Group, Inc. "In addition, our other wholesale brands and our U.S. retail business posted sales gains for the quarter, and our overseas sales remained level with last year."

On October 31, 2011, the Company's Board of Directors declared a quarterly cash dividend of $.16 per share to all shareholders of record December 5, 2011, payable January 2, 2012.

Weyco Group will host a conference call on November 2, 2011 at 11:00 a.m. Eastern Time to discuss the third quarter financial results in more detail. To participate in the call please dial 888-679-8040 or 617-213-4851, referencing passcode 60291889#, five minutes before the start of the call. A replay will be available for one week beginning about one hour after the completion of the call by dialing 888-286-8010 or 617-801-6888, referencing passcode 80158083. Alternatively, the conference call and replay will be available by visiting the investor relations section of Weyco Group's website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets quality and innovative footwear for men, women and children under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters and Umi. The Company's products can be found in leading footwear, department, and specialty stores worldwide. Weyco Group also operates Florsheim concept stores in the United States and Australia, as well as in a variety of international markets.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010 (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(In thousands, except per share amounts)

Net sales	$ 74,601	$ 57,136	$ 196,297	$ 166,898
Cost of sales	46,061	34,985	120,269	102,681
Gross earnings	28,540	22,151	76,028	64,217

Selling and administrative expenses	21,823	17,660	61,769	52,599
Earnings from operations	6,717	4,491	14,259	11,618

Interest income	543	597	1,719	1,703
Interest expense	(124)	(7)	(351)	(95)
Other income and expense, net	(62)	539	46	321

Earnings before provision for income taxes	7,074	5,620	15,673	13,547

Provision for income taxes	2,525	1,831	5,334	4,695

Net earnings	4,549	3,789	10,339	8,852

Net earnings attributable to noncontrolling interest	140	396	621	320

Net earnings attributable to Weyco Group, Inc.	$ 4,409	$ 3,393	$ 9,718	$ 8,532

Weighted average shares outstanding
Basic	10,946	11,252	11,128	11,293
Diluted	11,037	11,458	11,251	11,495

Earnings per share
Basic	$ 0.40	$ 0.30	$ 0.87	$ 0.76
Diluted	$ 0.40	$ 0.30	$ 0.86	$ 0.74

Cash dividends per share	$ 0.16	$ 0.16	$ 0.48	$ 0.47

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
	2011	2010
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$ 10,619	$ 7,150
Marketable securities, at amortized cost	4,754	4,989
Accounts receivable, net	50,693	38,840
Accrued income tax receivable	249	-
Inventories	56,287	56,111
Prepaid expenses and other current assets	4,120	4,398
Total current assets	126,722	111,488

Marketable securities, at amortized cost	48,426	58,059
Deferred income tax benefits	3,026	1,090
Other assets	17,778	14,375
Property, plant and equipment, net	27,416	25,675
Goodwill	11,027	-
Trademarks	34,748	12,748
Total assets	$ 269,143	$ 223,435

LIABILITIES AND EQUITY:
Short-term borrowings	$ 44,000	$ 5,000
Accounts payable	8,988	10,360
Dividend payable	1,753	1,811
Accrued liabilities	13,415	10,204
Accrued income taxes	-	116
Deferred income tax liabilities	1,016	228
Total current liabilities	69,172	27,719

Long-term pension liability	18,072	18,572
Other long-term liabilities	9,753	-

Common stock	10,941	11,356
Capital in excess of par value	21,839	19,548
Reinvested earnings	143,330	150,546
Accumulated other comprehensive loss	(9,003)	(9,004)
Total Weyco Group, Inc. equity	167,107	172,446
Noncontrolling interest	5,039	4,698
Total equity	172,146	177,144
Total liabilities and equity	$ 269,143	$ 223,435

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,
	2011	2010
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 10,339	$ 8,852
Adjustments to reconcile net earnings to net cash
provided by (used for) operating activities -
Depreciation	2,085	2,066
Amortization	178	101
Bad debt expense	133	37
Deferred income taxes	(1,420)	(67)
Net foreign currency transaction losses (gains)	303	(334)
Stock-based compensation	896	852
Pension contribution	(1,600)	(1,500)
Pension expense	2,212	2,436
Net gains on sale of marketable securities	(346)	-
Net (gains) losses on disposal of assets	(13)	16
Increase in cash surrender value of life insurance	(268)	(258)
Changes in operating assets and liabilities, net of effects from acquisitions -
Accounts receivable	(8,328)	(5,776)
Inventories	2,483	(6,940)
Prepaids and other current assets	736	797
Accounts payable	(1,785)	(1,768)
Accrued liabilities and other	111	278
Accrued income taxes	(351)	(651)
Net cash provided by (used for) operating activities	5,365	(1,859)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of business, net of cash acquired	(27,023)	(2,558)
Purchase of marketable securities	(1,154)	(22,094)
Proceeds from maturities and sales of marketable securities	11,349	4,641
Proceeds from the sale of assets	14	-
Life insurance premiums paid	(155)	(155)
Purchase of property, plant and equipment	(4,013)	(1,054)
Net cash used for investing activities	(20,982)	(21,220)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(5,396)	(5,221)
Shares purchased and retired	(12,132)	(2,240)
Proceeds from stock options exercised	1,059	723
Repayment of debt assumed in acquisition	(3,814)	-
Net (repayments) borrowings of commercial paper	(5,000)	6,000
Proceeds from bank borrowings	68,000	-
Repayments of bank borrowings	(24,000)	-
Income tax benefits from stock-based compensation	457	381
Net cash provided by (used for) financing activities	19,174	(357)

Effect of exchange rate changes on cash and cash equivalents	(88)	207

Net increase (decrease) in cash and cash equivalents	3,469	(23,229)

CASH AND CASH EQUIVALENTS at beginning of period	$ 7,150	$ 30,000

CASH AND CASH EQUIVALENTS at end of period	$ 10,619	$ 6,771

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$ 5,304	$ 5,788
Interest paid	$ 354	$ 95

CONTACT: John Wittkowske, Senior Vice President and Chief Financial Officer of Weyco Group, Inc., +1-414-908-1880